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                                                                       EXHIBIT C

                   AGREEMENT OF MERGER AND REORGANIZATION


       Agreement of Merger and Reorganization (hereinafter referred to as "Agreement"), made as of the 31st day of December, 1997, by and between F & M Bancorporation, Inc., a Wisconsin corporation, Financial Management Services of Jefferson, Inc., a Wisconsin corporation and F & M Merger Corporation, a Wisconsin corporation.

1.     Definitions.

       The following definitions shall apply in this Agreement:

       1.1 "Agreement" shall mean this Agreement of Merger and Reorganization.

       1.2 "BANK" shall mean The Farmers & Merchants Bank of Jefferson, 106 South Main Street, Jefferson, Wisconsin 53549.

       1.3 "BANK Stock" shall mean BANK's voting capital stock $100 par value.

       1.4 "Closing Date" shall mean the date set by mutual agreement of FMS and F & M and will not occur prior to the satisfaction or the waiver of all of the conditions to the transaction.

       1.5 "Effective Time" shall mean the date on which the Articles of Merger are received for filing by the State of Wisconsin Department of Financial Institutions. The Articles of Merger shall be filed as soon as possible after the conditions precedent to this merger have been met or waived by F & M and FMS, but not prior to the Closing Date.

       1.6 "FMS" shall mean Financial Management Services of Jefferson, Inc., 106 South Main Street, Jefferson, Wisconsin 53549.

       1.7     "FMS Common" shall mean FMS's voting common stock, no par value.

       1.8 "Exchange Ratio" shall mean the ratio determined as set forth in paragraph 3.3(b).

       1.9 "FMS Counsel" shall mean Godfrey & Kahn, S.C., 780 North Water Street, Milwaukee, Wisconsin 53202, Attn: Elliot H. Berman, Esq.


       1.10 "FMS Shareholders" shall mean the shareholders of FMS shown on the list previously delivered to F&M as such list may be updated from time to time; a copy of the current list is attached hereto as Exhibit 1.10.

       1.11 "F & M" shall mean F & M Bancorporation, Inc., One Bank Avenue, Kaukauna, Wisconsin 54130.

       1.12 "F & M Common" shall mean F & M's voting common stock, $1.00 par value.

       1.13 "F & M Common Price" shall mean the average closing price, as quoted on the NASDAQ National Market System ("NASDAQ"), for F & M Common for the fifteen (15) trading days on which F & M Common is actually traded, immediately preceding the five (5) calendar days prior to the Closing Date of the transaction.

       1.14 "F & M Counsel" shall mean McCarty, Curry, Wydeven, Peeters & Haak, 120 East Fourth Street, P.O. Box 860, Kaukauna, Wisconsin 54130-0860,
Attn:  Randall A. Haak, Esq.


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       1.15    "Plan of Merger" shall mean the Plan of Merger to be attached to, and filed with, the Articles of Merger.

       1.16 "Securities Counsel" shall mean Quarles & Brady, 411 East Wisconsin Avenue, Milwaukee, Wisconsin 53202-4497, Attn: Kenneth V. Hallett, Esq.

       1.17 "Subsidiary" shall mean F & M Merger Corporation, One Bank Avenue, Kaukauna, Wisconsin 54130.

       1.18 "Registration Statement" shall mean the Registration Statement of F & M pursuant to which the shares of F & M Common to be issued in the merger will be registered with the Securities and Exchange Commission ("SEC"), and which shall include the prospectus of F & M relating to the F & M Common issuable in the transaction and the proxy statement of FMS to its shareholders relating to approval of the merger (the "Prospectus/Proxy Statement").

       1.19 "F & M Stock Offer" shall mean the quotient set forth in paragraph 3.3(b).

       1.20 "JII" shall mean Jefferson Investment, Inc., a Nevada corporation and wholly owned subsidiary of BANK.

2.     Preamble.

       F & M and Subsidiary are multi-bank holding companies. Subsidiary is a wholly-owned subsidiary of F & M. FMS is a one-bank holding company which presently owns 100% of the issued and outstanding stock of BANK. F & M, Subsidiary and FMS, by their respective employees and agents have had the opportunity to make such review and investigation of the other as they deem appropriate and to negotiate the terms and conditions of this Agreement. F & M, Subsidiary and FMS each believe that this transaction is in their best interests and in the best interests of their shareholders and desire to set forth their agreement and understanding in this Agreement.

       The parties have considered the proposed merger and believe that a merger between FMS and Subsidiary will be in the best interest of their respective corporations and shareholders. The merger of FMS into Subsidiary is intended to constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code of 1986, as amended.

       In consideration of the foregoing and the terms, conditions and covenants of this Agreement and in reliance on the warranties and representations contained herein, the parties adopt this Plan and Agreement of Merger and Reorganization and agree as follows:

3.     Merger of FMS into Subsidiary.

       3.1 Surviving Corporation. At the Effective Time of the merger, FMS shall be merged into Subsidiary in accordance with the laws of the State of Wisconsin. Subsidiary will be the surviving corporation and the separate corporate existence, identity and organization of FMS, except as specifically provided by law and this Agreement, shall cease. As the surviving corporation, Subsidiary shall succeed to and possess all the assets, properties, powers, privileges, rights and immunities of FMS and shall be subject to all liabilities, obligations, limitations and duties of FMS as described in this Agreement.

       3.2 Subsidiary Stock Subscription. Subject to fulfilling of the conditions precedent to the closing of this transaction set forth below, F & M will transfer to Subsidiary such shares of F & M Common and cash as may be necessary to effect the merger, as described under paragraph 3.3 below.

       3.3 Exchange of FMS Common. At the Effective Time, the shares of the FMS Common shall be converted into shares of F & M Common as follows:





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               (a)      All FMS Shareholders will receive shares of F & M
       Common based upon the Exchange Ratio. The Exchange Ratio shall be calculated by dividing the F & M Stock Offer by the number of outstanding shares of FMS Common issued and at the Effective Time (excluding any treasury shares), rounded to three (3) decimal places. The Exchange Ratio shall be multiplied by the number of shares of FMS Common held by each FMS Shareholder on the Closing Date to determine the number of shares of F & M Common to be issued to that FMS Shareholder. All treasury shares shall be canceled as of the Effective Time.

               (b) Subject to F & M's right to adjust the Exchange Ratio under paragraph 3.4 below, the F&M Stock Offer is Six Hundred Forty-one
       Thousand Nine Hundred Seventy-five (641,975).   The F & M Stock Offer
       shall be adjusted proportionately as necessary to reflect any stock dividends, stock split, recapitalization, or other adjustment in the capital structure F & M which becomes effective between the date of this Agreement and the Closing Date.

               (c) No fractional shares of F & M Common shall be issued; all fractional shares will be converted to cash in an amount equal to the fractional share determined in accordance with the formula set forth above multiplied by F & M Common Price.

               (d) In the event that F & M declares a stock dividend or a stock split in the form of a stock dividend with respect to F & M Common, the record date for which is prior to the Closing Date, the F & M Stock Offer will be adjusted proportionately to reflect such stock dividend. For example, if F & M declared a ten percent (10%) stock dividend, the F & M Stock Offer shall be increased by ten percent (10%) from Six Hundred Forty-one Thousand Nine Hundred Seventy-five (641,975) to Seven Hundred Six Thousand One Hundred Seventy-three (706,173).

       3.4 Adjustment to F & M Stock Offer. The F & M Stock Offer is subject to adjustment as of the Closing Date by an amount equal to one and five tenths (1.5) times the sum of all amounts determined under subparagraphs
(a) through (h) divided by the F & M Common Price, rounded to the nearest whole number. If the sum is a negative number, the quotation thus determined shall be subtracted from the F & M Stock Offer. The adjustment factors to be determined as of the Closing Date are as follows:

               (a) The amount by which BANK's reserve for loan and lease losses is less than one and three-tenths percent (1.3%) of total loans and leases.

               (b) The amount by the expenses of this transaction whether incurred by BANK or FMS [as set forth in paragraph 4.4(e)] exceed the limit established under paragraph 4.4(e).

               (c) The amount by which the BANK's equity as of the Closing Date, determined in accordance with generally accepted accounting principles (except that no adjustment shall be made as required by FASB
       115) is less than Thirteen Million Four Hundred Eighty Thousand and 00/100 Dollars ($13,480,000.00) (the "Beginning Equity") plus the Cumulative Minimum Earnings as shown on the attached Exhibit 3.4(c) for each full month in 1998 prior to the Closing Date, less the sum of (i) quarterly dividends for each calendar quarter prior to the Closing Date, not to exceed Two and 50/100 Dollars ($2.50) per share, and (ii) the expenses of this transaction [as defined in paragraph 4.4(e)], and (iii) any increase to the BANK's reserve for loan and lease losses requested by F & M in excess of one and three-tenths percent (1.30%) of loan and leases or other accounting adjustments requested by F & M (the "BANK's Minimum Equity"). The Beginning Equity reflects the dividend of $4.00 per share declared by BANK in December, 1997.

               (d) By the amount of any unfunded or underfunded liability under any pension benefit plan maintained by BANK, assuming the complete termination of such plan on or prior to the Closing Date and all expenses of such termination.





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               (e)      For any loans or leases, where the outstanding
       principal balance outstanding on December 11, 1997, exceeded $25,000.00, which are considered as, or have the probability of becoming, losses as a result of an adverse change in the condition of such loans after December 11, 1997, as mutually agreed upon by F & M and FMS.

               (f) As the result of a material adverse change in the business of FMS or BANK or an increase in their liabilities (exclusive of deposits) which accrues after December 11, 1997, which is not otherwise reflected in either the calculation of BANK's Adjusted Equity or FMS's stated liabilities as of the Closing Date. The parties agreement as to the amount of any such adjustment shall be a condition precedent to the parties' obligation to close.

               (g) The amount of any obligation to any employee, officer, director or shareholder which may become payable after the Closing Date at the option of the employee, officer, director or shareholder as a result of the transaction contemplated by this Agreement.

               (h) For the amount of any expenses incurred by FMS or BANK in connection with this transaction which have not been accrued and accounted for prior to the Closing Date.

       3.5 Articles of Incorporation. The Articles of Incorporation of Subsidiary in effect immediately prior to the Effective Time of the merger shall continue in full force and effect as the Articles of Incorporation of the surviving corporation.

       3.6 Bylaws. The Bylaws of Subsidiary in effect immediately prior to the Effective Time of the merger, shall continue in full force and effect as the bylaws of the surviving corporation.

       3.7 Officers, Directors and Employees. The present members of BANK's Board of Directors will be retained by F & M as directors of the surviving corporation provided that continued membership on the board is consistent with safe and sound banking practices and is in the best interest of F & M and BANK. Retirement from the Board of Directors will occur at age seventy (70), as provided by F & M policy, provided that any director who is age seventy (70) at the time of consummation of the acquisition of BANK by F & M may remain a director until the earlier of either two (2) years from the Effective Date or the annual shareholders' meeting of the BANK to be held in the year 2000. F & M shall also enter into Employment Agreements with Sandi M. Clark and Henry A. Fischer, in the forms attached as Exhibits 3.7A and 3.7B, respectively, for the terms described in such Employment Agreements. F & M also contemplates that BANK's current officers and employees will continue to be responsible for the BANK's operations in general, subject to review and supervision by F & M, as determined by F & M to be consistent with safe and sound banking practices and the best interest of F & M and BANK. The salaries and benefits to be offered will be consistent with those currently received by the employees of F & M or its subsidiary banks holding similar positions.
Years of service with BANK shall, to the extent permitted by applicable law, be
counted as years of service with F & M.   In the unlikely event positions with
the BANK are eliminated as a result of the transaction contemplated by this Agreement, the employees affected by such action will be covered by F & M's severance plan, applicable to their position at the time the positions are eliminated, based upon their years of service with BANK.

       F & M will allow BANK to continue to pay the BANK's portion of the cost of medical insurance premiums for the three (3) retirees who are currently covered by the BANK's existing retiree medical benefit plan (the "Plan") and for one current employee who is covered by the Plan who is expected to retire in 1998 (with the same benefits as the three present retirees) for the remainder of their lifetimes. F & M will also pay the BANK's portion of the cost of medical insurance premiums for a period of three (3) years from the date of retirement (but not beyond age 65) for the nine (9) current BANK employees who are covered by the Plan and who are 50 years of age or older and who elect to retire after 1998 but before age 65.

       4. Representations and Warranties of FMS. FMS, by its duly authorized officers, directors or other agents makes the following representations and warranties to F & M each of which is true and correct as of the date





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hereof, and shall remain true and correct to and including the Closing Date, and shall be unaffected by any investigation heretofore or hereafter made by or any notice to F & M. These representations and warranties shall not survive the closing.

       4.1 Ownership and Authority. The current FMS Shareholders are listed on the list referred in paragraph 1.10.

       4.2     FMS Organization and Authority.

               (a) FMS is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement upon receiving the necessary shareholder and regulatory approval. FMS is duly registered and authorized to operate as a bank holding company. FMS is only qualified to do business in the State of Wisconsin.

               (b) FMS has good and marketable title to Thirty-seven Thousand Eight Hundred (37,800) shares of BANK Stock, free and clear of any and all claims, mortgages, liens, security interests, pledges or other encumbrances of any kind whatsoever.

               (c) FMS is presently authorized to issue Thirty-nine Thousand (39,000) shares of FMS Common. FMS presently has Thirty-seven Thousand Forty (37,040) shares of FMS Common validly and legally issued and outstanding, all of which are fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b) and judicial
       interpretations thereof.   FMS has not issued, and does not have
       outstanding, any option, warrant or convertible securities or other right to purchase or convert any obligation into such corporation's securities and has not agreed to issue or sell any additional securities of any type.

               (d) The execution, delivery and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of FMS's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which FMS is a party, or by which FMS is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by FMS's shareholders and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which FMS is subject.

       4.3     BANK Organization and Authority.

               (a) BANK is duly organized, validly existing and in good standing under the laws of the State of Wisconsin and has all requisite banking and corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted. BANK
       has its main office and a branch office in Jefferson, Wisconsin.   All
       necessary corporate approval and authorization and regulatory approval for BANK's present operations has been given and remains in full force and effect and in good standing. BANK owns one hundred percent (100%) of JII, its operating investment subsidiary.

               (b)      BANK is authorized to issue Thirty-seven Thousand
       Eight Hundred (37,800) shares of BANK Stock, BANK's only class of stock. BANK has Thirty-seven Thousand Eight Hundred (37,800) shares of BANK Stock issued and outstanding, all of which are legally and validly issued, fully paid and nonassessable.

               (c) BANK has not issued and does not have outstanding any option, warrant or convertible securities or other right to purchase or convert any obligation into BANK's securities and has not agreed to issue or sell any additional securities of any type.





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               (d)      The execution, delivery and performance of this
       Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of BANK's articles of incorporation or bylaws or any provisions of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which BANK is a party, or by which BANK is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by BANK's shareholders and the appropriate federal and state bank regulatory agencies and will not violate any other restriction of any kind or character to which BANK is subject.

       4.4     Financial Matters.

               (a) True copies of FMS's consolidated financial statements, consisting of consolidated balance sheets, consolidated statements of operations, consolidated statements of cash flow and consolidated statements of stockholders' equity as of the close of business on December 31, 1996, 1995, and 1994 have been delivered by FMS to F & M ("FMS's Financial Statements"). To the best knowledge of FMS's officers and directors, after due and diligent inquiry all of FMS's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of FMS as of their respective dates, and the earnings for the periods covered, all determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition to be filed with the Federal Deposit Insurance Corporation ("FDIC") ("RAP"), applied on a consistent basis.

               (b) To the best of BANK's knowledge, after due and diligent inquiry, BANK does not have any loans presently outstanding which are not in compliance with the requirements of federal or state banking laws or regulations, except as set forth in Exhibit 4.4(b), which present any greater than normal risk of collection or which were not made in the normal course of business. BANK's last examination by the FDIC was as of March 31, 1997 and by the State of Wisconsin Department of Financial
       Institutions, Division of Banking  ("Division") June 17, 1996.   FMS's
       last examination by the Federal Reserve Bank of Chicago (the "FRB") was December 31, 1994. Since the dates of these examinations, FMS and BANK, after making due and diligent inquiry, are not aware of any outstanding loans which are or may be subject to adverse classification except as set forth in BANK's watch list as of November 30, 1997, a copy of which is included in Exhibit 4.4(b), or of any adverse regulatory action or proceeding against BANK, FMS or their respective officers, directors, or employees, except as shown in the examination reports prepared by the FDIC, the Division and the FRB as a result of their most recent examinations.

               (c) FMS, BANK and JII have good marketable title to all of their assets, business and properties including, without limitation, all such properties reflected in the FMS's Financial Statements as of December 31, 1996, free and clear of any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance, except for real estate and personal property taxes for 1997 which are not yet due. FMS and BANK do not have any notice of any special assessment which will be levied or assessed against any real property owned or leased by them. To the best knowledge of FMS's officers and directors, after due and diligent inquiry all real property owned, operated and leased by FMS, BANK and JII except as set forth in Exhibit 4.4(c) is in full compliance in all material respects with all applicable federal, state and local statutes and regulations including, but not limited to, any building codes, safety codes, OSHA regulations, environmental laws and regulations, the Americans with Disabilities Act, zoning ordinances and other similar codes, ordinances, and regulations and neither FMS nor BANK has received any citations, notices, charges or other complaints claiming a violation of the foregoing nor are FMS or BANK aware of any investigation of any alleged violation.

               (d) All property and assets owned or currently in use by FMS, BANK and JII, or in which they have an interest (excluding interests which arise in collateral given to secure loans made by BANK or because of a security interest granted to BANK) or which are in their depreciable possession, are in good operating condition and repair subject only to normal wear and tear. A schedule of all real and depreciable





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       personal property owned by FMS, BANK and JII is attached as Exhibit
       4.4(d). If FMS or BANK lease any real or personal property, a separate schedule clearly identifying such leased property will be included as a part of Exhibit 4.4(d). As of the Closing Date, all such property and assets will be in the condition represented above.

               (e) For the period from January 1, 1998 to the Closing Date, BANK has projected in good faith that its ordinary earnings determined in accordance with RAP, applied on a consistent basis, net of tax effect, shall be as set forth in the attached Exhibit 3.4(c). The expenses of this transaction are those incurred by BANK for legal, tax opinion, accounting and/or auditing or investment banking and/or brokerage fees or expenses associated with the acquisition of BANK by F & M and will be reasonable and customary and will not in any event exceed One Hundred Thousand and 00/100 Dollars ($100,000.00).

       4.5 Changes Since Specific Dates. Since December 31, 1996, with respect to FMS, BANK and JII there have not been:

               (a) Any loss, damage, destruction or failure to maintain the tangible assets of FMS, BANK and JII (whether or not covered by insurance), or affecting their business or properties, which will materially adversely affect the financial condition or operations FMS or BANK.

               (b) Any lapse, revocation, failure to maintain in full force and effect or other event which, through the passage of time or the giving of notice, or both could render any insurance coverage previously maintained by FMS, BANK and JII ineffective in whole or in part.

               (c) Any acquisition by FMS, BANK and JII of a capital asset at a cost in excess of Ten Thousand Dollars ($10,000.00) without prior approval of F & M, except as shown on the attached Exhibit 4.5(c).

               (d) Any amendment to their Articles of Incorporation or Bylaws.

               (e) Any change in accounting procedures, practices or methods from those used by FMS and BANK in prior years, except those approved in writing in advance by F & M.

               (f) Any issuance, or agreement to issue, on or before the Closing Date or thereafter, directly or indirectly, any additional shares of stock of FMS, BANK and JII.

               (g) Any declaration, setting aside or payment of any dividend or any distribution in respect to FMS's stock or any redemption, purchase or other acquisition by FMS or BANK of any stock or any other repayments to the shareholders of FMS or BANK in excess of Eight Dollars ($8.00) per share for the 1997 fiscal year and as permitted for 1998 as described in paragraph 6.2 (e).

               (h) Any sale, transfer, or other disposition, prior to maturity, of any security or other earning asset (exclusive of loans and leases), except as approved in writing by F & M.

               (i) Any borrowings or other indebtedness (excluding deposit liabilities) the balance of which currently exceeds the amounts disclosed by FMS's December 31, 1996 Financial Statements.

               (j) Any mortgage, lien, pledge, security interest, assessment, levy, charge, claim or other encumbrance made with respect to any of the properties or assets of FMS or BANK except as disclosed by FMS's December 31, 1996 Financial Statements.

               (k) Any sale, transfer or other disposition of assets of FMS, BANK and JII except (i) the buildings directly to the east of the main BANK building on Racine Street owned by the BANK (the "Racine Street Properties") and (ii) in the normal course of business and consistent with past practices, provided,





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       however, that FMS, BANK and JII may not dispose of any securities prior to maturity without the prior consent of F & M.

               (l) Any material change in the manner in which business was being conducted by FMS, BANK and JII prior to December 31, 1996, or other material failure by FMS, BANK and JII to use their best efforts to maintain their present business organization (subject to the terms of this Agreement), employees and customers.

               (m) Any loan or commitment to make a loan by BANK with an interest rate, repayment term, collateral or security requirements or other conditions which are materially different from those upon which BANK made loans prior to December 31, 1996, except to the extent such difference is in response to competitive conditions encountered by BANK.

               (n) Any other material adverse change in the prospects, financial condition, assets, liabilities, properties or business of FMS, BANK or JII.

       4.6     Liabilities.

               (a) Neither FMS, BANK or JII have any liabilities, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction or occurrence involving FMS or BANK or their respective officers, directors, employees, agents or servants prior to the date of
       this Agreement which are not disclosed in   FMS Financial Statements
       described above. To the best of their knowledge, after due and diligent inquiry, as of the date hereof, no known circumstances, conditions, happenings, events or arrangements, contractual or otherwise, exist which may hereafter give rise to any such liabilities of FMS, BANK and JII.

               (b) To the best of their knowledge, all parties with whom FMS, BANK and JII have contractual arrangements are in compliance therewith. Neither FMS, BANK and JII has declared, and is not prepared to declare, any such parties in default under any such contractual arrangements. Neither FMS, BANK and JII is in default in any material respect under any contracts to which it is a party, nor has any event occurred, which through the passage of time or the giving of notice or both, would constitute a default under any such contract or obligation or cause the acceleration of any obligation of FMS, BANK and JII or result in the creation of a lien, charge, assessment, encumbrance or other claim whatsoever upon any asset of FMS, BANK and JII. None of the contracts to which FMS, BANK and JII is a party will be adversely affected by the transaction contemplated by this Agreement.

               (c) To the best of their knowledge, FMS, BANK and JII are in compliance in all material respects with all applicable federal, state, county and local statutes, ordinances, regulations, decrees, orders, or other laws. Neither FMS, BANK and JII has received notice of any alleged violation of any such statutes, ordinances, regulations, decrees, orders or other laws.

               (d) No legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions are either pending or outstanding, or to the best of their knowledge, threatened against or involving FMS, BANK and JII or affecting their assets, properties or business. FMS, BANK and JII do not know, or have any grounds to know of any basis for any such proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions, except for normal foreclosure, repossession and collection litigation described in the attached Exhibit 4.6(d).

               (e) The assets and liabilities or potential liabilities of FMS, BANK and JII are fully insured (except for the deductible thereunder), except for taxes, deposits, repurchase agreements or other similar deposit-type instruments, and all policies of insurance carried by FMS, BANK and JII are in full force and all premiums thereon have been paid in a timely manner and are paid to date and all bonds have been acquired and maintained on all employees, agents, officers and directors of FMS, BANK and JII required to be bonded. The limits of coverage, deductibles and other material nonstandard provisions of such insurance and bonds are disclosed in the attached Exhibit 4.6(e). Said insurance and bonds, including but not limited to, general comprehensive (commercial) public liability insurance covering personal injuries, death and property damage, fidelity bonds and worker's compensation insurance have been acquired and maintained for at least the past five (5) years.

       4.7 Taxes. FMS, BANK and JII have filed all federal, state and local tax returns and reports covering income, sales, use, real or personal property or other taxes of any type required to be filed and have paid all taxes including any interest, penalties and assessments which are due and required to be paid. The taxes provided for in FMS's Financial Statements and which will be accrued prior to the Closing Date will be adequate for the payment of any unpaid taxes as of the Closing Date. None of the income tax returns of FMS, BANK or JII have been audited in the last seven (7) years. Neither FMS, BANK and JII has waived any restrictions on the assessment or collection of taxes or consented to the extension of any statute of limitations relating to any tax liability. Neither FMS, BANK and JII have determined or been advised that they may be liable for a material deficiency or other liability in respect to any state or federal income tax returns or other tax returns previously filed by FMS, BANK and JII.

       4.8 Contracts and Commitments. Neither FMS, BANK and JII have any contracts or commitments, either oral or written, with any officer, director, shareholder, employee, customer, depositor, supplier of goods or services or any other entity or person which contain any terms or conditions which are not usual and customary under the circumstances and which may have a material adverse effect on the operations, profitability or net worth of FMS, BANK and JII.

       4.9 Reporting and Withholding on Payment of Interest. To the best of their knowledge, after due and diligent inquiry, FMS, BANK and JII have fully complied with the Internal Revenue Code (the "Code"), and all rules and regulations of the Internal Revenue Service ("IRS") issued thereunder, with respect to the reporting of payments of interest and other payments by them, and have complied with all provisions requiring the withholding for income taxes on such amounts when required. FMS and BANK have instituted adequate procedures to assure compliance with such provisions. To the best of their knowledge, all reporting to the IRS required of FMS and BANK has been done in a timely manner via proper medium. Neither FMS nor BANK have been advised of any violation or potential violation with respect to such reporting requirements.

       4.10    Employees and Employee Benefits.

               (a) FMS and BANK are not parties to or bound by any written or oral (i) employment or employment-related consulting contract which is not terminable at will by FMS or BANK, as the case may be without penalty or (ii) plan or agreement providing for any employee bonus, deferred compensation, pension, profit sharing, retirement benefits, stock purchase, stock option, employee pension benefit plan or employee welfare benefit plan except as set forth in the attached Exhibits 4.10(b) and 4.10(c).

               (b) All pension, profit sharing, or other employee pension benefit plans of FMS and BANK ("the Plans") are described in Exhibit 4.10(b) and are now, and will continue until the Closing Date to be, qualified Plans under Section 401(a) of the Code, in full compliance with the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To FMS's and BANK's best knowledge, after due and diligent inquiry, all premiums, notices, reports and other filings required to be delivered or filed under applicable law with respect to such Plans have been duly and timely delivered or filed. Neither FMS nor BANK have knowledge of any fact or circumstance which would materially and adversely affect such Plans' qualified status or compliance as above described, or of any "reportable event" (as such term is defined in Section 4043(c) of ERISA) or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Plans. The Plans satisfy the minimum funding standards set forth in the Code and ERISA. As of the Closing Date there will be no unfunded vested liability of the Plans, except for the obligation of

       FMS and BANK for contributions for the current year which are not yet due and payable but for which adequate amounts are being accrued on a monthly basis.

               (c) All employee welfare benefit plans of FMS and BANK (the "Welfare Plans") are described in Exhibit 4.10(c) and are now, and will continue until the Closing Date to be, in full compliance with the Code and the Employee Retirement Income Security Act of 1974 as amended ("ERISA"). To FMS's and BANK's best knowledge, all notices, reports and other filings required to be delivered or filed under applicable law with respect to such Welfare Plans have been duly and timely delivered or filed. Neither FMS nor BANK have knowledge of any fact or circumstance which would adversely affect such Welfare Plans' compliance as above described or any "prohibited transaction" (as such term is defined in Section 406 of ERISA and Section 4975(c) of the Code) which has occurred since the date on which said sections first became applicable to the Welfare Plans.

               (d) No person or governmental agency has any pending or threatened claim against FMS or BANK or their directors, officers, employees or agents arising out of any statute, ordinance or regulation alleging that FMS or BANK (i) has discriminated against applicants for employment, employees or the public, (ii) has any employment practices, policies or procedures which are discriminatory or have been breached,
       (iii) has failed to comply with federal and state wage and hour laws, rules or regulations, (iv) has violated occupational safety and health statutes, regulations or standards or (v) has committed an unfair labor practice(s).

       4.11    Environmental Matters.

               (a) To the knowledge of FMS and BANK, there has been no release of any hazardous substance, as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") nor any release of oil or hazardous substance as provided under Wis. Stats. Section 144.76, on, upon or into the real property owned by or leased to FMS or BANK or, to the best of FMS's and BANK's knowledge, upon any real estate or property which secures any loan made by FMS or BANK or which FMS or BANK have a right to acquire upon foreclosure or otherwise, except as set forth in Exhibit 4.4(c).

               (b) To the knowledge of FMS and BANK, there have been no such releases on, upon or into any real property adjoining or in the vicinity of the property described in paragraph 4.11(a) above, which through air, soil or groundwater migration could have come to be located upon any property owned or leased by FMS or BANK, or which secures a loan made by FMS or BANK or may be acquired by FMS or BANK in foreclosure.

       4.12 Accuracy of All Statements. No representation or warranty by FMS, BANK or JII in this Agreement or otherwise, in the FMS Financial Statements, or in any other statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of FMS, BANK or JII pursuant to this Agreement, nor any document or certificate delivered to F & M pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

       4.13 Prospectus/Proxy Statement. The parts of the Prospectus/Proxy Statement which were provided or reviewed by FMS and BANK with respect to FMS and BANK will not, at the date it is first mailed or delivered to FMS's Shareholders, and will not, at the date or dates of the meeting of FMS's Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are, at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading.

       Notwithstanding the foregoing, FMS makes no representation or warranty regarding and shall have no responsibility for the accuracy of any information with respect to F & M or Subsidiary or any of their affiliates or subsidiaries contained in the Prospectus/Proxy Statement.

       4.14 Financial Adviser. FMS has not engaged, consented to engage, or authorized any financial adviser, broker, investment banker, or similar third party to act on its behalf, directly or indirectly, in connection with the transaction contemplated by this Agreement, except for Robert W. Baird & Co. Incorporated.

5.     Representations and Warranties of F & M.

       F & M, by its duly authorized officers, employees or other agents makes the following representations to FMS, each of which is true and correct as of the date hereof and shall remain true and correct to and including the Closing Date, shall be unaffected by any investigation heretofore or hereafter made by or any notice to FMS except as set forth herein. These representations and warranties shall not survive the closing.

       5.1     Organization and Authority.

               (a) F & M is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the necessary approval from the federal and state regulatory authorities. F & M is only qualified to do business in the State of Wisconsin and has received approval from the Federal Reserve Bank of Chicago to engage in business as a bank holding company.

               (b) Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the State of Wisconsin will all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as now being conducted and to enter into and perform its obligations under this Agreement, upon receiving the approval of its shareholders and the federal and state regulatory authorities. Subsidiary is only qualified to do business in the State of Wisconsin.

               (c) F & M is authorized to issue Twenty Million (20,000,000) shares of F & M Common and as of November 30, 1997, has Nine Million Seven Hundred Forty-nine Thousand, Nine Hundred Eighty (9,749,980) shares issued and outstanding. F & M anticipates that additional shares of F & M Common will be issued by it prior to the Closing Date. F & M also anticipates that prior to the Closing Date it will amend its Articles of Incorporation to increase the number of authorized shares. All outstanding shares are legally and validly issued and fully paid and nonassessable except as provided by Wis. Stats. Section 180.0622(2)(b) and judicial interpretations thereof.

       5.2. Performance of this Agreement. The execution and performance of this Agreement and the consummation of the transaction contemplated under it have been duly authorized by appropriate corporate approval and will not violate any provision of F & M's or Subsidiary's articles of incorporation or bylaws or any provision of, or result in the acceleration of any obligation under any mortgage, lien, lease, agreement, instrument, court order, arbitration award, judgment or decree to which F & M or Subsidiary is a party, or by which F & M or Subsidiary is bound and will not require the consent, authorization or approval of any other public or private person or entity other than the approval by F & M as the sole shareholder of Subsidiary and the appropriate federal and state securities and banking regulatory agencies and will not violate any other restriction of any kind or character to which F & M or Subsidiary are subject except as set forth in this Agreement.

       5.3 Legality of Shares to be Issued. The shares of F & M Common to be delivered pursuant to this Agreement, when so delivered, will have been duly and validly authorized and issued by F & M and will be fully paid and nonassessable, except as provided by Wis. Stats. Section 180.0622(2)(b) and judicial interpretations thereof.

       5.4 Financial Statements. True copies of the audited consolidated financial statements of F & M consisting of consolidated balance sheets, consolidated statements of income, consolidated statements of stockholder's equity and consolidated statements of cash flows as of the close of business on December 31, 1996, 1995, and 1994, have been delivered by F & M to FMS ("F & M's Financial Statements"). All of F & M's Financial Statements are true and correct in all material respects and present an accurate and complete disclosure of the financial condition of F & M as of their respective dates and of the earnings for the periods covered, in accordance with generally accepted accounting principles applied on a consistent basis.

       5.5 Litigation. There are no legal, administrative or other proceedings, investigations or inquiries or other claims, judgments, consent decrees, stipulations, injunctions or restrictions which may have a material adverse effect on F & M and F & M's subsidiaries and affiliates taken as a whole either threatened, pending or outstanding against or involving F & M or Subsidiary, nor do F & M or Subsidiary know, or have reasonable grounds to know, of any basis for any such proceedings, investigations or inquiries, or other claims, judgments, consent decrees, stipulations, injunctions or restrictions.

       5.6 Directors, Officers and Employees of BANK. Neither F & M or its directors, officers, employees, agents, attorneys or accountants have made or will make any representations or warranties as to any further positions with BANK or F & M following the consummation of the transaction contemplated by this Agreement to any director, officer or employee of FMS or BANK, except as set forth in written agreements between BANK and any of its employees as disclosed to F & M and except as provided in paragraph 3.7.

       5.7 Accuracy of All Statements. No representation or warranty by F & M or Subsidiary in this Agreement or otherwise, nor any financial statements, statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of F & M or Subsidiary pursuant to this Agreement, nor any document or certificate delivered to FMS pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statement contained therein not misleading.

       5.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not, at the date it is first mailed or delivered to FMS's shareholders, and will not, at the date or dates of the meeting of the FMS Shareholders called to approve the Merger, as then amended or supplemented, contain any statements that are at the time at which, and in light of the circumstances under which they are made, false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading. Notwithstanding the foregoing, F & M and Subsidiary make no representation or warranty and shall have no responsibility for the accuracy of any information contained in or omitted from the Prospectus/Proxy Statement in so far as it describes the FMS and BANK.

       5.9 No Broker. All negotiations relative to this Agreement and the transaction contemplated hereby have been carried on directly by F & M and Subsidiary with FMS without the intervention of any broker or third party on behalf of F & M and Subsidiary. F & M and Subsidiary have not engaged, consented to engage, or authorized any broker, investment banker, or third party to act on its behalf, directly or indirectly, in any capacity in connection with the transaction contemplated by this Agreement.

6.     Covenants of FMS.

       FMS hereby covenants and agrees as follows:

       6.1 Access to Information. F & M and its authorized representatives shall have full access during normal business hours to all properties, books, records, contracts and documents of FMS and BANK and FMS and BANK shall furnish or cause to be furnished to F & M or its authorized representatives all information with respect to the affairs and business of FMS as F & M may reasonably request.

       6.2 Actions Prior to Closing. From and after the date of this Agreement and until the Closing Date, FMS, BANK and JII:

               (a) Shall carry on their business diligently and substantially in the same manner as heretofore and FMS and BANK shall not engage in or institute any unusual or novel methods of doing business and shall inform F & M in advance before either introducing any new products or services or modifying any existing products or services other than changes in interest rates paid or charged in response to changes in competitive or market conditions.

               (b) Shall not (i) grant any increase in the rates of pay, salary, or compensation provided to its officers, directors or employees which become effective on or after January 1, 1998, without the advance
       written consent  of     F & M (ii) for the fiscal year ended December
       31, 1997, increase the amount of any bonus paid by BANK in excess of the amount paid by BANK for the year ended December 31, 1996, (iii) pay any bonuses for the 1998 fiscal year, and (iv) increase or decrease the benefits provided under, the contribution to, or the cost sharing allocation of any employee fringe benefit or any of the benefit plans described in Exhibits 4.10(b) and 4.10(c), except for normal adjustments imposed by third party providers.

               (c) Shall not enter into any contract or commitment or engage in any transaction which is not in the normal course of business and which is not consistent with FMS's, BANK's or JII's past business practices.

               (d) Shall not create any indebtedness without the prior written consent of F & M other than (i) short term indebtedness incurred in the normal course of business, (ii) indebtedness incurred pursuant to an existing contract previously disclosed to F & M, or (iii) indebtedness incurred to do the acts and things contemplated by this Agreement.

               (e) Shall not declare or pay any cash dividend, stock dividend or make any other distribution in respect of its stock, or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or grant any stock warrant, stock options or issue directly or indirectly any shares of common or preferred stock or any other security of any type whatsoever or in any way dispose of any shares of its own stock or any other security, except for the payment of dividends from BANK to FMS for FMS's normal operations consistent with past practices and for quarterly dividends to the F & M's Shareholders declared and payable in 1998 for any calendar quarter prior to the Effective Tine in which the FMS Shareholders will not be entitled to receive a dividend as F & M Shareholders, not to exceed Two and 50/100
       Dollars ($2.50) per share per quarter.   Notwithstanding the immediately
       preceding sentence, it is the intent of the parties that the FMS Shareholders receive a dividend for each calendar quarter in 1998. The parties agree to adjust the limitations in this paragraph to the extent necessary to carry out this intent.

               (f) Shall not amend their Articles of Incorporation or Bylaws or make any changes in authorized or issued stock.

               (g) Shall maintain current insurance in effect and acquire such additional insurance as may be reasonably required by increased business and risks, and operate, maintain and repair all property in a normal business manner.

               (h) Shall make adequate provision for any income and property (real and personal) taxes which will be due with respect to any 1998 earnings and shall file all tax reports or returns and pay all income, franchise, real estate, personal property, sales, use, excise or other taxes on or before the date on which such reports, returns, or payments are due.

               (i) Shall pay all liabilities in a timely manner on or before their due dates and shall make adequate provision or accruals for all liabilities of FMS, BANK and JII.

               (j) Shall use their best efforts (without making any commitments on behalf of F & M) to preserve their business organization intact, to keep available to F & M the present key officers and employees of FMS and BANK and to preserve for F & M the present relationships of FMS and BANK with their suppliers, customers and others having business relations with them.

               (k) Shall not sell or dispose of any property or assets except (i) the Racine Street Properties and (ii) in the normal course of business, including but not limited to, selling or disposing of any securities held by FMS or BANK prior to their normal maturity dates.

               (l) Shall promptly notify F & M of any lawsuits, claims, proceedings, regulatory actions or investigations that may be threatened, brought, asserted or commenced against it or its officers, directors, employees or agents involving in any way the business, properties or assets of FMS or BANK, except for routine collection litigation which is initiated by BANK and is not expected to result in any loss to BANK, provided that if any counterclaim, cross-claim or third-party claim is asserted in such litigation, F & M shall be given notice thereof.

               (m) Shall not make loans or grant credit to any customer on terms materially more favorable than those which are available under BANK's current underwriting guidelines. F & M, FMS and BANK understand that BANK, in order to meet market conditions may need to offer terms more favorable than those currently offered but that BANK will not be a market leader in this regard.

               (n) Shall not allow BANK's primary capital to asset ratio (12 C.F.R. Part 325 method), determined in accordance with accepted accounting standards applicable to preparation of Reports of Condition required to be filed with the Federal Deposit Insurance Corporation, applied on a consistent basis, to drop by more than 25 basis points unless BANK has disclosed the reason for the decline to F & M in advance and F & M has consented in writing to the adjustment causing such decline.

               (o) Shall remain in compliance with all agreements, commitments, understandings, undertakings or other obligations to the Director, the FDIC or any other regulatory agency having jurisdiction over FMS and BANK.

               (p) Shall cooperate fully and completely with F & M in the preparation and filing of the Registration Statement, and shall provide to F & M such information as may be required for use therein pertaining to FMS and BANK, or their businesses or operations.

               (q) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

       6.4 Stock Records. Prior to the special shareholders meeting to approve the Merger, the Board of Directors of FMS, in accordance with its bylaws, shall take such steps as are necessary to close its stock transfer books and establish a record date for such meeting after the close of the transfer books, furnish F & M with a current shareholder list as of such record date and validly call a special shareholders' meeting or obtain unanimous consent of shareholders as provided by statute and FMS's bylaws.

       6.5 Audited Financial Statements. If audited financial statements of FMS and/or BANK are required to permit the shares of F & M Common to be registered with the SEC, FMS agrees to furnish such statements for the required years to F & M.

       6.6 Reserves for Loan and Lease Losses. BANK shall take such action as may be necessary to maintain its reserve for loan and lease losses at one and 3/10 percent (1.30%) of loans and leases until the Closing Date, or shall have the prior written consent of F & M to establish a lower reserve for loan and lease losses.

       6.7 Fairness Opinion. Shall proceed diligently to obtain an opinion from Robert W. Baird & Co. Incorporated that the proposed transaction is fair, from a financial perspective, to the shareholders of FMS.

       6.8 1997 Financial Statements. As soon as FMS's 1997 financial statements have been completed, FMS will deliver copies to F & M.

       6.9 Affiliates. FMS shall have taken all reasonable steps to obtain affiliate's undertakings pursuant to SEC Rule 145 from its directors, officers and shareholders who own five percent (5%) or more of its outstanding stock.

7. Covenants of F & M. F & M and Subsidiary hereby covenant and agree as follows:

               (a) As promptly as practicable after the execution of this Agreement, F & M and Subsidiary, with the cooperation of FMS, shall prepare and file with the SEC the Registration Statement. As promptly as practicable after comments, if any, are received from the SEC on such preliminary Registration Statement, F & M and Subsidiary, with the cooperation of FMS, shall file with the SEC an amendment to the Registration Statement responding to such comments, and shall seek to have such Registration Statement declared effective. F & M and Subsidiary shall also use their best efforts to qualify under the blue sky laws of the various states in which common shareholders of FMS are located the shares of F & M Common Stock to be issued pursuant to this transaction and shall file the NASD Listing Application in a timely manner. F & M and Subsidiary shall pay the expenses of preparing and delivering the joint Prospectus/Proxy Statement for FMS's Shareholders.

               (b) As promptly as practicable after the execution of this Agreement, F & M and Subsidiary shall take action to obtain regulatory approval of this transaction.

               (c) Shall not take any action which would be reasonably likely to make unavailable either the pooling of interest accounting treatment of the merger or to cause the merger not to qualify as a tax-free reorganization.

               (d) Notify FMS, at the time of any public announcement, of any tender offer by another financial institution or holding company to acquire F & M Common, or of F & M's intention to enter into a merger agreement with another financial institution or holding company.

               (e) Within ten (10) days after its audited financial statements are in final form and publicly announced, F & M shall deliver a copy thereof to FMS.

               (f) Upon execution of this Agreement, F & M will investigate the availability of directors and officers' liability insurance coverage under its policy covering the directors and officers of F & M and its Subsidiaries and will promptly notify FMS of the availability and coverage under such insurance for the directors and officers of FMS and BANK upon consummation of the acquisition.

8. Conditions Precedent to F & M's Obligation. Each and every obligation of F & M and Subsidiary to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

       8.1 Truth of Representations and Warranties. The representations and warranties made in this Agreement or given on behalf of FMS and BANK hereunder, shall have been continuously true and correct from the date of execution of this Agreement to the Closing Date, and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date and FMS and BANK shall have complied with all other terms, conditions and covenants of this Agreement.

       8.2 Compliance with Covenants. Except as expressly set forth in paragraph 8.7, FMS, BANK and JII shall have performed all of their obligations, and complied with all of the covenants under this Agreement which are to be performed or complied with by them from the date of this Agreement through and as of the Closing Date, including the delivery of the closing documents specified in paragraph 10.3.

       8.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or threatened, and no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, FMS or BANK, or any of the affiliates, associates, officers, directors or employees of any of them, seeking to restrain, prevent or change the transaction contemplated hereby, or questioning the validity or legality of any such transaction, or seeking damages in connection with any of such transaction.

       8.4 FMS's Director and Shareholder Authorization. The merger contemplated by this Agreement shall have been duly and validly authorized by FMS's directors and shareholders in accordance with the laws of the State of Wisconsin.

       8.5 Receipt of Approvals. All approvals, consents and/or waivers, including any approvals required by any federal or state governmental regulatory agency, that are necessary to effect the transactions contemplated hereby shall have been received and all waiting periods thereunder shall have expired.

       8.6 Accuracy of Financial Statements. F & M and Subsidiary and their representatives shall be reasonably satisfied as to the accuracy of all year end and interim period balance sheets, statements of income and other financial statements of FMS or BANK furnished to F & M and Subsidiary for periods ended after December 31, 1996.

       8.7 BANK Minimum Equity. BANK will have equity as of the Closing Date, determined in accordance with generally accepted accounting principles at least equal to the "BANK's Minimum Equity", provided that in making this determination, FASB 115 shall not be considered.

       8.8 BANK Earnings. The Actual Earnings of BANK from January 1, 1998 through the month end prior to the month in which closing occurs, determined in accordance with RAP applied on a consistent basis shall not be less than the Cumulative Minimum Earnings [as defined in paragraph 3.5(d)] from January 1, 1998 through the month end prior to the month in which closing occurs.

       8.9 Legal Opinion. F & M shall have received the opinion of FMS Counsel referred to in subparagraph 10.3(e).

       8.10 Time Limit on Closing. Closing shall have taken place by August 31, 1998.

       8.11 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken in connection with the transactions contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as F & M and Subsidiary may reasonably request shall have been delivered to F & M and Subsidiary. FMS and BANK shall have delivered certificates in such detail as F & M may reasonably request as to compliance with the conditions set forth in this Article 8.

       8.12 Securities Matters. The Registration Statement shall have been declared effective under the Securities Act of 1933 by the SEC. No stop order suspending the effectiveness of the Registration Statement shall have been issued by the SEC and no proceedings for that purpose shall, to the knowledge of F & M or Subsidiary, on or prior to the Effective Time, have been initiated or threatened by the SEC. F & M and Subsidiary shall have received all other federal or state securities permits exemptions, registrations or other authorizations necessary to issue the F & M Common in exchange for the FMS Stock to consummate the merger.

       8.13 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of a material fact or omit any material fact regarding FMS or BANK required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

       8.14 Exchange of Stock Certificates. As a condition of delivery of the consideration required by this Agreement, the FMS Shareholders shall have executed and delivered documents assigning their shares of FMS Common Stock to F & M and/or Subsidiary containing appropriate representations regarding tax matters, ownership, authority to act, residency and such other matters as F & M shall request.

       8.15 Affiliates of FMS. Each person who shall be deemed to be an "affiliate" of FMS within the meaning of the Securities Act of 1933 and Rule 145 promulgated by the SEC thereunder shall have executed and delivered to F & M an Affiliate's Undertaking, in the form attached hereto as Exhibit 8.15, dated as of the Effective Time.

       8.16 Pooling Accounting. The merger contemplated herein shall be treated as and qualify for accounting using the pooling of interests method provided that this condition shall be deemed waived if the disqualification is the result of an omission by F & M.

       8.17 Tax Status. F & M shall have delivered to FMS an opinion of legal counsel selected by F & M to the effect that the shares of F & M Common to be issued in this transaction in exchange for shares of FMS Common Stock will be issued as part of a tax-free reorganization. F & M covenants to proceed diligently and in good faith to obtain such opinion as soon as practically possible.

       8.18 Dissenters' Rights. That no more than ten percent (10%) of the total consideration paid by F & M in this transaction, determined in accordance with the accounting rules applicable to the pooling of interests accounting treatment, shall be paid in cash, including amounts paid for fractional shares and amounts paid to FMS Shareholders who exercise their dissenters rights under Wis. Stats. Section Section 180. 1301 et seq.

       8.19 F & M Common Price. The F & M Common Price shall be less than or equal to Forty-six Dollars ($46.00).

9.     Conditions Precedent to FMS's Obligations.

       Each and every obligation of FMS to be performed on the Closing Date shall be subject to the satisfaction prior thereto of the following conditions:

       9.1 Truth of Representations and Warranties. The representations and warranties made by F & M and Subsidiary in this Agreement or given on their behalf hereunder, shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made or given on and as of the Closing Date.

       9.2 F & M's and Subsidiary's Compliance. F & M and Subsidiary shall have performed and complied with all of its obligations under this Agreement which are to be performed or complied with by them prior to or as of the Closing Date, including delivery of the closing documents.

       9.3 Absence of Suit. No action, suit or proceeding before any court or any governmental or regulatory authority shall have been commenced or be threatened and, no investigation by any governmental or regulatory authority shall have been commenced, against F & M, Subsidiary, FMS or BANK, or any of the affiliates, associates, officers, directors, or employees of any of them, seeking to restrain, prevent, or change the transactions contemplated hereby, or questioning the validity or legality of any such transactions, or seeking damages in connection with any of such transactions.

       9.4 Proceedings and Instruments Satisfactory; Certificates. All proceedings, corporate or otherwise, to be taken by F & M and Subsidiary in connection with the transaction contemplated by this Agreement shall have occurred and all appropriate documents incident thereto as FMS may reasonably request shall have been delivered to FMS. F & M and Subsidiary shall have delivered certificates in such detail as FMS may reasonably request to comply with the conditions set forth in this Article 9.

       9.5 Receipt of Approvals. All approvals, consents and or waivers, including any approvals required by any federal or state governmental regulatory agency and shareholder approval which FMS shall make a good faith, best effort to obtain, that are necessary to effect the transactions contemplated hereby shall have been received, and all waiting periods shall have expired provided the failure to obtain the same was not the result of an act or omission by FMS or BANK.

       9.6 Time Limit on Closing. Closing shall have taken place by August 31, 1998.

       9.7 Legal Opinion. FMS shall have received the opinion of F & M Counsel referred to in subparagraph 10.4(d).

       9.8 Prospectus/Proxy Statement. The Prospectus/Proxy Statement will not contain any untrue statement of material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

       9.9 Tax Status. FMS shall have received an opinion of FMS Counsel to the effect that the transaction contemplated by this Agreement will be tax-free reorganization to those FMS Shareholders who receive F & M Common in exchange for their FMS Common (excluding fractional or dissenting shares) in connection with rendering this opinion F & M and subsidiary agree to execute certificates reasonably requested by the issuer of the opinion. F & M covenants to proceed diligently and in good faith to obtain such opinion as soon as practically possible.

       9.10 Directors and Officers Liability Insurance. F & M shall furnish evidence to FMS that the directors and officers of FMS and BANK are covered under the directors and officers liability insurance provided to the directors and officers of F & M and its subsidiaries, which coverage shall include coverage in accordance with the standard terms and conditions of such policy for claims based upon occurrences which occurred prior to F & M acquisition of FMS. In the event such coverage is not available, F & M may satisfy this condition by offering separate coverage to FMS's directors and officers which is substantially equivalent to the coverage carried by FMS as of the date of this Agreement.

       9.11 F & M Common Price. The F & M Common Price shall be greater to or equal to Thirty-five Dollars ($35.00).

       9.12 Fairness Opinion. The Board of Directors of FMS shall have received, not later than January 31, 1998, an opinion from Robert W. Baird & Co. Incorporated ("Baird") to the effect that the consideration to be received by the FMS Shareholders in the transaction contemplated in this Agreement is fair from a financial point of view. FMS shall fully cooperate and take all action necessary to allow Baird to complete its review and issue its opinion in a timely manner.

10.    Closing.

       10.1 Time and Place. The closing of this transaction ("Closing") shall take place at the offices of F & M (or such other place as the parties may agree) on the Closing Date.

       10.2 Rights of FMS Shareholders After the Effective Time. After the Effective Time and until the surrender of a stock certificate representing shares of FMS Common, each such outstanding certificate, which prior to the Effective Time represented shares of FMS Common shall be deemed for all purposes, subject to the further provisions of this Agreement, to evidence the ownership of the number of full shares of F & M Common or cash into which such shares have been converted as provided in this Agreement; provided, however, that unless and until any such certificates representing FMS Common shall be so surrendered, the cash or stock certificate representing the shares, any interest dividends or other distributions of any kind payable shall be withheld by F &
M. Upon the subsequent surrender and exchange of such FMS Common certificates, such holder of record of the certificates formerly representing shares of FMS Common (or such holder's assignee) shall be paid the amount of any such cash dividends or other distributions, without interest, which became payable under this Agreement. Delivery of certificates representing shares of F & M Common or cash payment to former FMS Shareholders who have tendered their certificates for their shares of FMS Common at or before the Effective Time shall be made as soon as reasonably possible after the Effective Time.

       10.3 Documents to be Delivered by FMS. At the time of or prior to the closing, FMS shall deliver the following documents:

               (a) Certificates by the chairman, vice-chairman or president of FMS and BANK (i) that the representations and warranties made by FMS or BANK as the case may be in this Agreement are true and correct in all material respects on as of the Closing Date with the same effect as though such representations and warranties had been made on or given on and as of the Closing Date, (ii) that FMS and BANK have performed and complied with all of their covenants and obligations under this Agreement which are to be performed or complied with by or prior to or on the Closing Date, (iii) that all conditions of this transaction required to be met with respect to FMS have been met or are waived by FMS, and (iv) that all Schedules and Exhibits delivered by FMS to F & M prior or as of the Closing Date are true, correct and complete as of the Closing Date.

               (b) An Incumbency Certificate for the officers executing the documents in connection with the transaction contemplated hereby.

               (c) Copies of the Articles of Incorporation and Bylaws of FMS and BANK, duly certified by their respective custodians as true, correct and complete copies thereof, including any amendments as of the Closing Date.

               (d) A written opinion from FMS Counsel dated as of the Closing Date addressed to F & M and F & M Counsel, that the matters set forth in paragraphs 4.2, 4.3, 4.4(c), 4.5(d), 4.5(f), 4.5(j) and 4.6(d)
       are true and correct as represented in the form attached hereto as
       Exhibit 10.3(d).

               (e) Certified copies of resolutions adopted by FMS's board of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

               (f) Such other documents of transfer, certificates or authority and other documents as F & M may reasonably request.

       10.4 Documents to be Delivered by F & M and Subsidiary. As of the Closing Date, F & M and Subsidiary shall deliver the following documents:

               (a) Certificates for shares of F & M Common and cash payments as determined under Article 3 of this Agreement. Such checks or certificates will be in the name of FMS Shareholders entitled to the same in accordance with their interest in FMS as of the Effective Time provided, however, that such cash and any certificates need not be delivered until such time as the provisions of paragraph 10.2 have been complied with by such Shareholders.

               (b) An Incumbency Certificate relating to all parties executing documents relating to any of the transactions contemplated hereby on behalf of F & M and Subsidiary.

               (c) Certificates by an officer of F & M and Subsidiary that, to the best of such officer's knowledge, (i) the representations and warranties made by F & M and Subsidiary in this Agreement are true and correct as of the Closing Date, (ii) that F & M and Subsidiary have performed and complied with all of their covenants and obligations which are to be performed or complied with by or prior to or as of the Closing Date, (iii) that all conditions of this transaction required to be met with respect to FMS and

       Subsidiary have been met or are waived by F & M and Subsidiary, and (iv) that all Schedules and Exhibits delivered by F & M to FMS are true, correct and complete as of the Closing Date.

               (d) A written opinion from counsel for F & M and Subsidiary dated as of the Closing Date addressed to FMS and FMS Counsel that the matters set forth in paragraphs 5.1, 5.2, and 5.3 are true and correct as represented in the form attached hereto as Exhibit 10.4(d).

               (e) Certified copies of the resolutions adopted by F & M's and Subsidiary's boards of directors to the effect that the execution, delivery and performance of this Agreement and the transactions contemplated by it have been duly and validly authorized in accordance with the laws of the State of Wisconsin.

11.    Law Governing.

       This Agreement shall be construed and interpreted according to the laws of the State of Wisconsin.

12.    Assignment.

       This Agreement may not be assigned in whole or in part without the written consent of all parties, provided, however, that Subsidiary's participation in this transaction shall not require any further consent or authorization.

13.    Amendment and Modification.

       This Agreement may only be amended or modified by a written agreement signed by the duly authorized representatives of F & M, Subsidiary and FMS.

14.    Abandonment.

       This Agreement may be terminated and the transaction provided for by this Agreement may be abandoned at any time before the Closing Date:

               (a)      By mutual consent of F & M, Subsidiary and FMS;

               (b) By F & M and Subsidiary, or if any of the conditions provided for in Article 8 of this Agreement have not been met and have not been waived in writing by F & M or Subsidiary.

               (c) By FMS if any of the conditions provided for in Article 9 of this Agreement have not been met and have not been waived in writing by FMS.

               (d) In the event of a breach of this Agreement, by notice from the non-breaching party to the breaching party as set forth below.

       In the event of termination and abandonment by any party as provided in this Article, written notice shall be given to the other party setting forth the breach of this Agreement or the default in performance which has occurred, or the condition which has not been met. The party to whom the notice is directed shall, if such party is able to effect a satisfaction or cure, have ten (10) days after such notice is given to satisfy such condition or cure such breach or default, provided that if such ten (10) day period is not sufficient and the party is making a diligent effort to satisfy such condition or cure such breach or default, the time to do so may be extended for such period as the parties may agree, not to exceed thirty (30) days, provided however, that the F & M Common Price shall be the higher of the price as of the date of the notice or as of the date on which the default is satisfied or cured. The termination and/or abandonment of this Agreement shall not alter or diminish the liability of the party that failed to comply with the conditions of this Agreement. Each party shall pay its own expenses incident to preparation for the consummation of this Agreement and the transactions contemplated hereunder.

15.    Notices.

       All notices, requests, demands, and other communications hereunder shall be deemed to have been duly given, upon actual delivery, if delivered by hand; or upon receipt by the addressee, if given by mail (certified mail - return receipt requested with postage prepaid is required for notice by mail); or upon receipt by the addressee, if by private courier; or upon receipt of the transmission by the addressee if by telecopy (with a copy sent by first class mail):

               (a) If to FMS, to Financial Management Services of Jefferson, Inc., 106 South Main Street, Jefferson, Wisconsin 53549,
       Attn:  Henry A. Fischer, President and Chairman of the Board, FAX:
       920-674-3710,- with a copy to Godfrey & Kahn, S.C., Attn: Elliot H. Berman, Esq., 780 North Water Street, Milwaukee, Wisconsin 53202 FAX:
       414-273-5198.

               (b) If to F & M or Subsidiary, to Mr. Gail E. Janssen, One Bank Avenue, Kaukauna, Wisconsin 54130, FAX: 920-766-5628, with a copy to Randall A. Haak, Esq., McCarty, Curry, Wydeven, Peeters & Haak, P.O. Box 860, Kaukauna Wisconsin 54130, FAX: 920-766-4756.

       The place to which notice is to be given may be changed by notice given in accordance with this Article.

16.    Entire Agreement.

       This Agreement with Exhibits embodies the entire agreement between the parties hereto with respect to the transaction contemplated herein and supersedes all prior agreements, written or oral, express or implied and all negotiations, discussions or other matters between the parties and there have been and are no agreements representations or warranties between the parties other than those set forth or provided for herein.

17.    Counterparts.

       This Agreement may be executed in two (2) or more partially or fully executed counterparts, each of which shall be deemed an original and shall bind the signatory, but all of which together shall constitute but one and the same instrument.

18.    Binding Effect.

       This Agreement shall inure to the benefit of and bind the parties and their respective heirs, beneficiaries, transferees, successors, and assigns.

19.    Headings.

       The headings of this Agreement are inserted for convenience only and shall not constitute a part hereof.

20.    Confidentiality.

       Except as necessary to take action pursuant to this Agreement, each party agrees that all information and documents received from the other party regarding the proposed transaction shall be held in confidence and that all documents containing such information will be returned upon request if the parties abandon the transaction. The parties further agree to use such information only in connection with the proposed transaction contemplated by this Agreement. This paragraph shall not apply to information or documents which are, or by law must be made, publicly available. The parties agree to not publicly disclose this Agreement or its Exhibits or any of the provisions hereof, except as a part of regulatory filings or pursuant to press releases and other public statements approved by F & M and FMS.

21.    Further Documents.

       F & M, Subsidiary, and FMS agree to execute any and all other documents and to take such other action or corporate proceedings as may be reasonably necessary or desirable to carry out the terms hereof.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

                                   F & M BANCORPORATION, INC. ("F & M")

                                   By:_____/s/_________________________
                                      Gail E. Janssen, Chairman of the Board

                                   ATTEST:

                                   By:_____/s/_________________________
                                      Janet M. Lakso Secretary

                                   F & M MERGER CORPORATION ("SUBSIDIARY")

                                   By:_____/s/_________________________
                                      Gail E. Janssen, President

                                   ATTEST:

                                   By:_____/s/_________________________
                                      Daniel E. Voet, Secretary

                                   FINANCIAL MANAGEMENT SERVICES OF JEFFERSON,
                                   INC. ("FMS")

                                   By:_____/s/_________________________
                                      Henry A. Fischer, President and Chairman
                                      of the Board

                                   ATTEST:

                                   By:_____/s/_________________________
                                      Sandi M. Clark, Secretary